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                             EXHIBIT NO. 11
                             --------------





                             COMPUTATION OF

                           EARNINGS PER SHARE





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                                                                    EXHIBIT 11
              THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER SHARE
                 (millions - except per share amounts)
                              (unaudited)

                                                              Three Months Ended March 31,
                                            ----------------------------------------------------------------
                                                        1996                                1995
                                            --------------------------       -------------------------------
                                                                   Per                                   Per
                                                  Amount         Share               Amount            Share
                                            ------------        ------       --------------       ----------
PRIMARY:
Net income                                        $63.3                              $60.7
Less:  Preferred stock dividends                   (2.2)                              (2.1)
                                            -----------                     --------------
Income available to common
    shareholders                                  $61.1           $.82               $58.6              $.79
                                            ===========        =======      ==============        ==========

Average shares outstanding                         72.2                               71.5
Net effect of dilutive stock options                2.4                                2.5
                                            -----------                     --------------
         Total                                     74.6                               74.0
                                            ===========                     ==============


FULLY DILUTED:
Net income                                        $63.3                              $60.7
Less: Preferred stock dividends                    (2.2)                              (2.1)
                                            ===========                     ==============
Income available to common
    shareholders                                  $61.1           $.82               $58.6              $.79
                                            ===========        =======      ==============        ==========


Average shares outstanding                         72.2                               71.5
Net effect of dilutive stock options                2.4                                2.6
                                            -----------                     --------------
         Total                                     74.6                               74.1
                                            ===========                     ==============